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                                                                   EXHIBIT 10.23

                         MANAGEMENT SERVICES AGREEMENT

     MANAGEMENT SERVICES AGREEMENT, dated as of April 10, 1998, (the "Agreement"), between Adelphia Communications Corporation, a Delaware corporation ("Adelphia"), and Hyperion Telecommunications, Inc., a Delaware corporation (the "Hyperion").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, Adelphia has provided and has agreed to continue to provide to Hyperion and its subsidiaries services necessary for the management of the businesses and operations of Hyperion and its subsidiaries, and Hyperion has agreed to pay for such services from Adelphia; and

     WHEREAS, Adelphia and Hyperion desire to make provision for certain ongoing relationships among them regarding the services to be performed by Adelphia for Hyperion.

     NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises of the parties hereinafter set forth, and intending to be legally bound hereby, Adelphia and Hyperion hereby agree as follows:

SECTION 1.  ENGAGEMENT.

     1.1 Hyperion engages Adelphia to provide the services specified in Section 2 of this Agreement to its businesses, and Adelphia accepts this engagement, on the terms and conditions set forth in this Agreement. For purposes of this Agreement, services performed by Adelphia shall include services performed by Adelphia and any of Adelphia's subsidiaries or affiliates (other than Hyperion).

SECTION 2.  CERTAIN SERVICES RELATED TO MANAGEMENT.

     2.1 Commencing on the date of this Agreement, and for the period provided under Section 4 hereof, Adelphia shall make available to Hyperion or any of its subsidiaries, upon the reasonable request by such party, management services, including without limitation the following services (individually a "Service" and collectively, the "Services"):

     (a) The services of Adelphia's officers in management of Hyperion and the subsidiaries of Hyperion.

     (b) The services of Adelphia's officers in rendering general business advice, including, without limitation, executive time and space, advice regarding operations and production, distribution, marketing and the acquisition, disposition and utilization of assets.
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     (c) The services of Adelphia's officers for financial advice and services, including, without limitation, assistance with respect to matters such as the raising of additional capital, cash management, risk management, insurance, treasury, financial controls, financial accounting, interest rate hedging, financial statement preparation, accounts and trade payables and receivables, payroll, credit and collection, investor relations, and internal audit.

     (d) The services of Adelphia's general counsel and legal department for legal services, contract review, and general legal advice and counsel.

     (e) The services of Adelphia's officers for advice concerning foreign and domestic taxes.

     (f) The services of Adelphia's officers for personnel and human resource advice and services, including, without limitation, administration and design of insurance, pension and other employee benefit plans, hiring and termination of employees, compensation, performance reviews and maintenance of personnel records.

     (g) The services of Adelphia's other staff, and the use of office equipment, office space, network and other facilities, aircraft and support equipment for such other advice and services related to the operation of the business of Hyperion or any of its subsidiaries as Hyperion or any of its subsidiaries may reasonably request from time to time.

     (h) The services, systems and systems resources of Adelphia related to the provisions of information systems services.

     (i) Such other services as Adelphia and Hyperion shall mutually agree.

     2.2 As reasonably requested by Hyperion, Adelphia will sell or otherwise make available to Hyperion the products, supplies and equipment, at Adelphia's actual cost thereof, which Adelphia purchases or acquires or has the opportunity to purchase or acquire in the ordinary course of its business, for use by Hyperion. This provision shall include, on a pro-rata basis, the purchase, lease or other form of financing of the acquisition or use of any products, supplies or equipment which are used jointly by Adelphia or its affiliates on the one hand and Hyperion or its subsidiaries on the other hand.

     2.3 Notwithstanding the provisions of subsection 2.1 hereof, Adelphia may contract with third parties to perform any or all of the Services. Such third parties will be engaged by Adelphia after consultation with Hyperion.

SECTION 3.  PRICING.

     3.1 For the Services, Hyperion shall pay to Adelphia an amount necessary to pay a reasonable allocation of the compensation and allocable costs for the employees of Adelphia and a reasonable allocation of the other direct and indirect overhead expenses of Adelphia including, without limitation, its allocable share of any space rented or owned by Adelphia. Such reasonable compensation and other reasonable overhead expenses shall, unless otherwise agreed,

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be based on a pro-rata share of the department expenses as agreed to by the parties for the applicable Service.

     3.2 In addition to the payments under Section 3.1, Hyperion shall, within 30 days after its receipt of an invoice from Adelphia, reimburse Adelphia for its reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of its outside legal counsel and accountants) incurred by it in providing Services to Hyperion or any of its subsidiaries, as set forth in the invoice.

SECTION 4.  TERM OF AGREEMENT.

     4.1 The initial term of this Agreement will be for one year commencing on the Closing Date (the "Initial Term") and automatically renewed on each anniversary of the end of the Initial Term, subject to earlier termination as provided herein.

     4.2 After the Initial Term, either party may terminate the Agreement upon at least 60 days written notice to the other party.

SECTION 5.  ACCESS TO INFORMATION.

     5.1 Hyperion shall provide to Adelphia all information necessary for Adelphia to provide the Services.

SECTION 6.  NOTICE.

     6.1 Any notice, request, instruction, consent, approval or other communication provided for herein shall be in writing and shall be delivered personally, sent by certified or registered mail, postage prepaid, sent by facsimile transmission, and shall be deemed given when so delivered personally, if sent by facsimile transmission when sent, or if mailed, two business days after the date of deposit in the United States mails, as follows:

     To Adelphia              Adelphia Communications Corporation
                              Main at Water Street
                              Coudersport, PA  16915

                              Attention:  Timothy J. Rigas
                              Facsimile No.:  (814) 274-7098

     To Hyperion              Hyperion Telecommunications, Inc.
                              Main at Water Street
                              Coudersport, PA  16915

                              Attention:  Edward E. Babcock, Jr.
                              Facsimile No.:  (814) 274-9863

SECTION 7.  INDEMNIFICATION.

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     7.1  Adelphia does not by this Agreement assume any of the obligations, liabilities or debts of Hyperion or any of its subsidiaries, except as otherwise expressly provided herein, and shall not, by virtue of its performance hereunder, assume or become liable for any such obligations, liabilities or debts of Hyperion or its subsidiaries. Hyperion agrees to indemnify and hold Adelphia harmless from and against any and all such obligations, liabilities and debts not assumed hereunder or otherwise by Adelphia. In addition, to the fullest extent permitted by the Delaware General Corporation Law, Hyperion shall indemnify and hold harmless Adelphia and its affiliates (other than Hyperion and its subsidiaries), the respective directors, officers, agents, employees and legal representatives of Adelphia and its affiliates (other than Hyperion and its subsidiaries) from and against any and all losses, claims, damages, liabilities, joint or several (and all actions in respect thereof), caused by, related to or arising out of Adelphia acting for, or providing Services to, Hyperion or any of its subsidiaries pursuant to this Agreement (collectively, the "Other Liabilities"), and to reimburse Adelphia and any other parties entitled to be indemnified hereunder for all reasonable expenses (including attorneys' fees) incurred by Adelphia or any such other indemnified party in connection with investigating, preparing or defending any such action or claim, except to the extent that such Other Liabilities arise from the gross negligence or willful misconduct of such persons ("Excepted Other Liabilities").

     7.2 Hyperion does not by this Agreement assume any of the obligations, liabilities or debts of Adelphia, except as otherwise provided herein, and shall not by virtue of its performance hereunder, assume or become liable for any such obligations, liabilities or debts of Adelphia. Adelphia agrees to indemnify and hold Hyperion harmless from and against any and all such obligations, liabilities and debts of Adelphia not assumed hereunder or otherwise by Hyperion and any and all claims, actions, liabilities or losses of any kind, including reasonable attorneys fees, arising out of or in connection with Excepted Other Liabilities.

SECTION 8.  CONFLICT RESOLUTION

     8.1 Any dispute, controversy or claim relating to this Agreement (a "Dispute") shall initially be referred to the executive management of the parties to the Dispute who shall attempt to resolve such Dispute in good faith. In the event such executive management cannot come to an agreement to resolve a particular Dispute, then the matter shall be submitted to final and binding arbitration by three (3) arbitrators selected by Adelphia and the Hyperion. Adelphia and the Hyperion will each select one (1) arbitrator and the third arbitrator will be selected by mutual agreement of the two (2) previously selected arbitrators (the "Board of Arbitration"). The Board of Arbitration will meet in Pittsburgh, Pennsylvania, or such other place as the parties may agree upon, and will reach and render a decision in writing concurred in by a majority of the members of the Board of Arbitration. The Board of Arbitration will adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, the Board of Arbitration will render decisions no more than thirty
(30) days following the commencement of proceedings. Each party will bear its own costs and expenses in relation thereto, and the fees and expenses of the members of the Board of Arbitration shall be shared equally by the parties hereto.

SECTION 9.  EVENTS OF DEFAULT AND REMEDIES

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     9.1  An "Event of Default" shall include a material breach of a material representation, agreement or other obligation of either of the parties to this Agreement (any such breach is herein referred to as a "Material Breach"); provided, the non-breaching party provides the breaching party with written notice of such Material Breach which describes in reasonable detail the nature of such Material Breach and the breaching party does not cure such Material Breach within sixty (60) days after receipt of such notice.

     9.2 Each of the parties hereto shall be liable to the other party for damages arising out of or in connection with any breach of this Agreement, to the extent permitted by law, subject to the duty of the non-breaching party to take all reasonable actions in order to mitigate such damages. The parties agree that in no event shall either party to this Agreement be liable to the other party for any punitive, indirect, special or consequential damages arising out of a breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for an Event of Default. Accordingly, the non-breaching party shall, to the extent permitted by law or equity, be entitled to specific performance and injunctive or other equitable relief as a remedy for any Event of Default. The remedies described in this Section 9.2 shall not be deemed to be the exclusive remedies for any breach of, or Event of Default under, this Agreement, but shall be in addition to all other remedies available to the parties at law or in equity, subject to the limitations with respect to damages set forth above in this Section 9.2.

SECTION 10.  MISCELLANEOUS PROVISIONS.

     (a) Assignment. No party to this Agreement may assign its rights or, expect as permitted hereby, delegate its obligations under this Agreement to any person, without the prior written consent of the other party.

     (b) Successors Bound. Subject to the provisions of paragraph 10(a) above, this Agreement is binding on, and inures to the benefit of, parties' respective successors and permitted assigns.

     (c) Headings. The paragraph headings in this Agreement are for reference purposes only and will not affect the interpretation of this Agreement.

     (d) Entire Agreement. This Agreement records the final, complete and entire agreement among the parties regarding engagement of Adelphia to provide management and consulting services to Hyperion, and it supersedes all prior oral and written agreements, commitments or understandings with respect to the matters provided for herein.

     (e) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original document and all of them, together, will constitute the same agreement.

     (f) Governing Law. The validity, construction, enforcement of this Agreement are governed by the laws of Delaware.

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     (g) Modification.  A waiver, amendment, or modification of any provision of this Agreement will be valid and effective only if it is evidenced by a writing signed by each party to this Agreement.

     (h) No Agency. This Agreement shall not be deemed expressly or by implication to create an agency, employee, or servant relationship between or among any of the parties hereto, or any affiliates of the parties hereto for any purpose whatsoever.

     (i) Force Majeure. Neither party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control; it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. Each party shall notify the other party promptly of the occurrence of any such cause and carry out this Agreement as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of this Agreement.

     (j) Adherence to Applicable Law. In connection with the performance of their respective obligations and the exercise of their respective rights hereunder, the parties agree to comply in all material respects with all applicable state, federal and local laws and regulations.

     IN WITNESS WHEREOF, the parties have set their hands effective as of the date first above.

                              ADELPHIA COMMUNICATIONS CORPORATION

                              By: /s/ Timothy J. Rigas
                                  --------------------
                                  Name: Timothy J. Rigas
                                  Title: Executive Vice President


                              HYPERION TELECOMMUNICATIONS, INC.

                              By:  /s/ Daniel R. Milliard
                                   ----------------------
                                   Name: Daniel R. Milliard
                                   Title:  President

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